EXHIBIT 99.1

June 27, 2011

Dear Shareholders:

As you may know, we recently filed our annual financial report for 2010 (10-K) and, subsequently, our financial report for the first quarter 2011 (10-Q). The highlight of these reports is the generation of revenue by the Company from the production of the first web series by the Company’s wholly-owned division, Dolphin Digital Studios.

As we look ahead to the rest of 2011, and into 2012, we foresee steadily increasing revenues, due to the ramp up in production of additional web series. Management believes that the Company will achieve its stated goal of a production pipeline of 6-8 web series every 12 months by the 4th quarter of 2011. Production fees associated with the development and creation of these web series should work to cover the Company’s operating expenses, while back-end sales revenues will be achieved throughout 2012 upon the release of the web series produced this year (and so on going forward).

The first two web series the Company has produced, both in conjunction with Warner Bros., “Aim High” (starring Jackson Rathbone of “Twilight” and Aimee Teegarden of “Friday Night Lights”) and “H+” (produced alongside Bryan Singer, director of “X-Men,” “Superman Returns” and “The Usual Suspects”), are each in post-production now. The Company expects to announce release dates and distribution partners for each of these best-in-class projects in the 3rd quarter.

The Company has several exciting new web series in development, all of which continue to align us with major strategic partners and top creative talent. Management expects to announce the next of our web series initiatives within the next few weeks, and believes that the Company is emerging as a market leader in this exciting new medium.

With the generation of revenue, the Company will continue the work begun in 2010 to improve its balance sheet. While management has provided loans to the Company, we have not had to sell any Common Stock to cover operating expenses for two successive quarters and, based upon our business plan, do not foresee the need to do so going forward. Furthermore, the Company has eliminated all outside debt of the Company; that is, all debt except for the loans provided by myself, as CEO, and by our other director, Michael Espensen.

Finally, the Company has worked hard to develop the group functionality associated with our core product, Dolphin Secure. By requiring easy-to-use fingerprint access to group websites, Dolphin Secure provides brand owners and content creators the assurance of safe delivery of their online environments to children, while allowing for the proper monetization of their content investments through the elimination of piracy created by the sharing of entry passwords.

While all software requires continual upgrades and improvements, management believes that the group functionality of Dolphin Secure is market ready and should become recognized as the “next level” in internet safety for our children. The Company is in constant, active conversations with multiple online content owners, and expects to announce the first significant online group partnership with Dolphin Secure early in the 3rd quarter. Management believes that the expansion of such partnerships will fuel long-term growth for the Company.

In summary, we are very excited for the upcoming year. Our collective Company is poised to enter a new phase in its history. Market development of Dolphin Secure, and its group functionality, is now complete. The first web series from Dolphin Digital Studios are poised to enter the market, and the development slate is strong, and growing. All of us at Dolphin Digital Media thank you for your continued faith and support in the Company, and we look forward to sharing additional exciting news in the near future.

  /s/ William O’Dowd
William O’Dowd
CEO